EXHIBIT 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5555 x 85979	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031

DOMTAR PROVIDES BUSINESS UPDATE

(All financial information is in U.S. dollars, unless otherwise noted.)

Fort Mill, April 15, 2016 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today provided an update on its financial performance for the first quarter of 2016. Domtar’s management expects sales to be $1,287 million and estimates the operating profit to be between $16 and $19 million. EBITDA before items1 will be between $128 and $131 million.

Estimated operating profit in the first quarter of 2016 includes an impairment of property, plant and equipment of $21 million, closure and restructuring costs of $2 million and depreciation and amortization of $89 million. Adjusting estimated operating profit for these three amounts yields EBITDA before items1.

“We had extensive planned maintenance outages across our mill network in the first quarter. Within the shutdowns, we came across a number of unexpected issues that resulted in longer than anticipated outages, leading to higher planned maintenance and related costs,” said John D. Williams, President and Chief Executive Officer. “Nonetheless, the issues were mostly related to specific incidents and they are now behind us.”

Domtar Corporation (NYSE: UFS) (TSX: UFS) will release its first quarter 2016 financial results before markets open on Thursday, April 28, 2016. A conference call will be held to discuss the results at 10:00 a.m. (ET). Financial analysts are invited to participate in the call by dialing 1-800-499-4035 (North America) or 1-416-204-9269 (International). Media and other interested individuals are invited to listen to the live webcast at www.domtar.com.

[1]	Non-GAAP financial measure. EBITDA before items is presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

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About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 9,850 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.3 billion and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

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